Exhibit 99.1
[Youbet.com, Inc. Logo]

For more information contact:
Gary Sproule	Joseph N. Jaffoni
Chief Financial Officer	Richard Land
Youbet.com, Inc.	Jaffoni & Collins Incorporated
818/668-2100	212/835-8500 or ubet@jcir.com
YOUBET.COM REPORTS FOURTH QUARTER RESULTS
- Generates Total Fourth Quarter Handle of $112.6 Million -
Woodland Hills, CA, February 16, 2006 —Youbet.com, Inc. (NASDAQ: UBET) today reported net income of $1.5 million, or $0.04 per diluted share, inclusive of a non-cash income tax benefit of $1.9 million, or $0.05 per diluted share, as a result of the Company releasing a portion of its reserve against net deferred tax assets on its balance sheet, for the fourth quarter ended December 31, 2005. For the fourth quarter of 2004, Youbet reported net income of $0.5 million, or $0.02 per diluted share.
Summary of Fourth Quarter Results

	For the three months ended December 31,
	(in thousands, except per share
	and percentage figures)
	2005	2004	% change
Total wagers (handle)	$112,623 (1)	$76,675	46.9%
Total revenue (commissions from handle plus other revenue)	$20,760	$16,223	28.0%
Net revenue (revenues from commissions less track and licensing fees)	$6,552	$5,344	22.6%
Yield (2)	5.8%	7.0%
Adjusted EBITDA (3)	$(67)	$649
Net income	$1,477	$535	175%
Diluted EPS	$0.04	$0.02	150%
Summary of Fiscal Year Results

	For the fiscal year ended December 31,
	(in thousands, except per share
	and percentage figures)
	2005		2004		% change
Total wagers (handle)	$472,437	(1)	$315,221		49.9%
Total revenue (commissions from handle plus other revenue)	$88,837		$65,249		36.2%
Net revenue (revenues from commissions less track and licensing fees)	$27,977		$22,167		26.2%
Yield (2)	5.9%		7.0%
Adjusted EBITDA (3)	$4,676		$3,522		32.8%
Net income(4)	$5,691		$4,631		22.9%
Diluted EPS(4)	$0.16		$0.14	(4)	14.3%
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Youbet.com, Inc., 2/16/06	page 2
(1)	Of total handle for the three months ended December 31, 2005, $90.1 million was attributable to Youbet and $22.5 million was attributable to International Racing Group (“IRG”). Of the total handle for the twelve months ended December 31, 2005, $395.2 million was attributable to Youbet and $77.2 million was attributable to IRG.
(2)	Yield is defined as net revenue (commission revenue less track and licensing fees, each as calculated in accordance with Generally Accepted Accounting Principles (“GAAP”) and presented in the Consolidated Statements of Operations Information attached to this release) as a percentage of handle. The decline in yield for the three-month period ended December 31, 2005 compared to the prior year period is primarily due to a change in track mix and the acquisition of IRG, whose operations carry a lower overall yield, as well as weather-related and other closures of tracks that typically generate a yield above the Company’s average. Youbet’s management believes that yield provides useful data to evaluate the Company’s operating results and profitability. Yield should not be considered an alternative to operating income or net income as indicators of Youbet’s financial performance, and may not be comparable to similarly titled measures used by other companies.
(3)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization as adjusted for any income tax benefit associated with the release of a portion of Youbet’s deferred tax asset. A reconciliation of EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.
(4)	Net income and Diluted EPS for the three and twelve-month periods ended December 31, 2005, include a non-cash income tax benefit of $1.8 million, or $0.05 per diluted share, as a result of the Company releasing a portion of its reserve against net deferred tax assets on its balance sheet. Net income and Diluted EPS for the twelve-month period ended December 31, 2004, include a $3.3 million, or $0.09 per diluted share, income tax benefit.
Chairman, President and Chief Executive Officer, Charles F. Champion, commented, “Our 2005 fourth quarter financial results were adversely impacted by the previously disclosed weather-related track closures and the cancellation of races at a number of other tracks that led to approximately 300 fewer races available to our customers compared to the prior year period. Despite this level of lost content, Youbet’s quarterly handle grew approximately 17% year-over-year, demonstrating our continued ability to offer the industry’s premier wagering service and success in expanding our customer base. We believe that the strong growth in our fiscal 2005 full year financial results underscores the attractiveness of our Advanced Deposit Wagering platforms among a growing base of customers, many of whom we believe are experiencing the excitement and entertainment of pari-mutuel wagering on horse racing for the first time.
“Over the last twelve months, Youbet has made significant progress in our previously stated goal to complete strategic and accretive acquisitions. Last week Youbet completed its acquisition of United Tote Company, a transaction that expands Youbet’s product offerings, diversifies our revenue mix, and advances our efforts to be the pari-mutuel industry’s highest quality end-to-end technology provider. United Tote has strong and growing market share and several new product offerings that we believe will be of great interest to many consumers. We expect United Tote to generate significantly higher revenue and EBITDA in 2006, reflecting the benefit of its successes in 2005 in expanding its market share.
“In addition, our acquisition of International Racing Group last June grew our customer base and profile and expanded our operations into a new channel. As the only pari-mutuel wagering rebate provider to be licensed by a US racing regulatory jurisdiction, we believe that IRG will help us to further grow this important wagering channel which will also benefit those tracks that understand and appreciate this key source of handle.”
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Youbet.com, Inc., 2/16/06	page 3
Mr. Champion concluded, “Our continued organic growth and recent acquisitions have transformed Youbet into a company with more wagering, product, geographic and revenue scale, with excellent prospects for significant top and bottom line growth. Our plans call for growth to be generated by new products, further enhancements to our core offerings and IRG and United Tote products, as well as through our targeted marketing programs. At the same time we are carefully managing our operating expenses with the ongoing goal of achieving long-term profitability as we continue to pursue other acquisitions that can further diversify our sources of revenue and product offerings. Reflecting these factors, we believe Youbet is on track to continue to generate significant year-over-year gains in net income and diluted earnings per share.”
Operating expenses (excluding track, licensing fees and depreciation and amortization) increased approximately $2.0 million, or 37.9%, to $7.4 million for the quarter ended December 31, 2005, from $5.4 million in the quarter ended December 31, 2004. IRG operating expenses accounted for $0.9 million, or 45.0%, of this increase. In addition, approximately $0.2 million of the fourth quarter year-over-year increase can be attributed to one-time expenditures such as severance, consulting and legal fees, as well as the write-off of costs associated with potential transactions that are no longer being pursued. In addition, the 2005 fourth quarter period includes a charge of approximately $0.2 million, or $0.01 per diluted share, related to public equity financing efforts for the acquisition of United Tote that the Company ultimately did not pursue. Also, approximately $0.2 million of the year-over-year increase is attributable to increased variable expenses resulting from the year-over-year increase in wagering volume. Operating expenses as a percent of total revenue in the 2005 fourth quarter rose to 35.6% compared to 33.1% in the year ago period.
Network operations expenses for the 2005 fourth quarter increased $0.4 million to $1.3 million from $0.9 million in the 2004 fourth quarter. The year-over-year increase is primarily attributable to IRG tote fees, data center and other network operations expenses the Company did not have last year.
Research and development expenses for the December 2005 fourth quarter were $0.4 million compared to $0.2 million for the 2004 fourth quarter. The 2005 fourth quarter research and development expenses were in line with historical quarterly levels.
Sales and marketing costs of $1.6 million for the 2005 fourth quarter were unchanged from the 2005 third quarter and $0.7 million higher compared to the 2004 fourth quarter. The year-over-year increase was due primarily to higher business development expenses related to the Company’s initiatives to diversify its revenue sources.
General and administrative expenses for the 2005 fourth quarter were $4.0 million, inclusive of $0.1 million in IRG related expenses, compared to $3.3 million in the year ago period, which had no IRG related expenses. Aggregate 2005 fourth quarter sales and marketing and general and administrative expenses were 27.2% of total revenue, compared to 26.3% in the prior year period.
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Youbet.com, Inc., 2/16/06	page 4
As of December 31, 2005, Youbet had cash and cash equivalents of $16.7 million, total current assets of $29.8 million and working capital of $12.0 million, including $4.1 million in current deferred tax assets.
Youbet.com, Inc. is hosting a conference call and webcast at 5:00 p.m. EST today, Thursday, February 16, 2006. The conference call number is 706/634-1150. To access the live call on the Internet, log on to www.youbet.com (select “About Youbet.com”). Following completion of the call, a replay can be accessed for thirty days on the Internet at the above link.
About Youbet.com
Youbet.com is a diversified provider of technology and pari-mutuel horse racing content for consumers through Internet and telephone platforms and is a leading supplier of totalizator systems, terminals and other pari-mutuel wagering services and systems to the pari-mutuel industry through its United Tote subsidiary. Youbet.com’s International Racing Group subsidiary is the only pari-mutuel rebate provider to be licensed by a U.S. racing regulatory jurisdiction.
Youbet.com’s website offers members the ability to watch and, in most states, wager on the widest variety of horse racing content available worldwide. Through this platform, Youbet offers members commingled track pools, live audio/video, up-to-the-minute track information, real-time wagering information, phone wagering, race replays, simultaneous multi-race viewing and value-added handicapping products. The Company’s Players Trust SM revolutionized advanced deposit wagering by placing player deposits in the custody of a major U.S. financial institution.Youbet.com is an official online wagering platform of Churchill Downs Incorporated and the Kentucky Derby and is the exclusive provider of horse racing content for CBS SportsLine.com. More information on Youbet.com can be found at www.youbet.com.
This press release contains certain forward-looking statements. Statements containing expressions such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” potential,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology used in Youbet’s press releases and in its reports filed with the Securities and Exchange Commission are intended to identify forward-looking statements. These forward-looking statements, which are included in accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause Youbet’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although Youbet believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. These risks, uncertainties and other factors are discussed in Youbet filings with the Securities and Exchange Commission. Such factors include, without limitation, the following: the timely development and market acceptance of new products and technologies; our ability to secure financing on terms acceptable to us; our ability to control operating expenses; increased competition in the advance deposit wagering business; a decline in the public acceptance of wagering; wagering ceasing to be approved in jurisdictions where Youbet currently operates; the limitation, conditioning or suspension of any of Youbet’s licenses; increases in or new taxes imposed on wagering revenues; the inability of the Company to
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Youbet.com, Inc., 2/16/06	page 5
successfully complete acquisitions and integrate acquired operations smoothly; loss or retirement of key executives; and a decline in the general economy. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Youbet does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
-Financial tables follow-

Youbet.com, Inc., 2/16/06	page 6
Youbet.com, Inc. and Subsidiaries
Consolidated Balance Sheet Information*

	2005	2004
ASSETS:
Current assets:
Cash and cash equivalents	$16,685,787	$13,287,492
Current portion of restricted cash	5,185,115	3,197,468
Accounts receivable , net of allowance for doubtful collection of $346,000 and $346,000	2,504,427	595,108
Other receivables, net of allowance for doubtful collection of $0 and $180,457	27,493	254,805
Prepaid expenses	1,290,849	936,524
Current portion of deferred tax asset	4,088,000	1,791,000

	29,781,671	20,062,3977
Property and equipment, net	4,418,872	3,210,841

Restricted cash, net of current portion	381,962	487,7502
Unamortized intangibles and other	5,025,339	157,832
Deferred tax assets, net of current portion	1,221,000	1,523,000

	$40,828,844	$25,441,820

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long term debt	$620,000	$391,208
Trade payables, TVG	4,805,642	3,928,161
Trade payables, track related	2,337,709	2,088,774
Trade payables, other	783,621	478,021
Accrued expenses	3,193,625	860,713
Customer deposits	5,905,099	3,327,132
Deferred revenues	121,027	112,156

	17,766,723	11,186,1655

Long-term debt, net of current portion	177,655	157,895

	17,944,378	11,344,060

Stockholders’ equity
Common stock, $0.001 par value, authorized 100,000,000 shares, 33,451,809 and 30,979,768 shares issued and outstanding as of
December 31, 2005 and December 31, 2004, respectively	33,452	30,980
Additional paid-in-capital	105,715,395	103,110,751
Deficit	(81,524,009)	(87,215,262)
Treasury stock (457,015 and 623,683 shares at cost)	(1,340,372)	(1,828,709)

	22,884,466	14,097,760

	$40,828,844	$25,441,820

     *Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted.

Youbet.com, Inc., 2/16/06	page 7
Youbet.com, Inc. and Subsidiaries
Consolidated Statements of Operations
Three Months Ended December 31,

	2005	2004
Revenues
Commissions from handle	$19,978,586	$15,552,223
Other	781,682	670,864

	20,760,268	16,223,087

Operating expenses
Track fees	8,615,695	6,302,277
Licensing, TVG	4,810,785	3,906,003
Network operations	1,315,359	854,969
Research and development	447,299	239,415
Sales and marketing	1,640,888	956,887
General and administrative	3,997,436	3,314,801
Depreciation and amortization	533,922	230,265

	21,361,383	15,804,618

Income (loss) from operations	(601,115)	418,469

Other income (expense)
Interest income	192,188	56,815
Interest expense	(22,708)	(9,854)
Other	54,204	69,942

	223,684	116,903

Income (loss) before income taxes	(377,431)	535,372

Income tax benefit	1,853,935	—

Net income	$1,476,504	$535,372

Basic income per share	$0.04	$0.02
Diluted income per share	$0.04	$0.02
Weighted average shares outstanding
Basic	32,978,565	30,076,984
Diluted	35,548,326	33,360,042
*Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted.

Youbet.com, Inc., 2/16/06	page 8
Youbet.com, Inc. and Subsidiaries
Consolidated Statements of Operations
Twelve Months Ended December 31,

	2005	2004
Revenues
Commissions	$85,555,193	$62,791,496
Other	3,281,730	2,457,618

	88,836,923	65,249,114

Operating expenses
Track fees	38,037,555	26,199,688
Licensing, TVG	19,540,777	14,424,438
Network operations	4,909,670	3,292,591
Research and development	1,579,158	1,510,969
Sales and marketing	6,359,216	3,535,270
General and administrative	13,734,634	12,763,902
Depreciation and amortization	1,590,615	2,286,408

	85,751,625	64,013,266

Income from operations	3,085,298	1,235,848

Other income (expense)
Interest income	581,286	154,446
Interest expense	(81,376)	(15,373)
Other	252,110	6,413

	752,020	145,486
Income before income taxes	3,873,318	1,381,334
Income tax benefits	1,853,935	3,250,000

Net income	$5,691,253	$4,631,334

Basic income per share	$0.18	$0.16
Diluted income per share	$0.16	$0.14
Weighted average shares outstanding
Basic	32,078,957	29,458,838
Diluted	34,669,686	33,381,238
*Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted.

Youbet.com, Inc., 2/16/06	page 9
Youbet.com, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Twelve Months Ended December 31,

2005
Operating activities
Net income	$5,691,253
Adjustments to reconcile net income to net cash provided in operating activities:
Depreciation and amortization	1,590,615
Stock-based employee compensation	(143,878)
Provision for doubtful accounts	131,791
Increases in operating (assets) and liabilities:
Restricted cash	(994,584)
Receivables	(315,441)
Other receivables	237,663
Prepaid expenses	(370,901)
Income tax benefits	(1,853,935)
Deposits and other assets	(1,013,244)
Trade payables, TVG	877,482
Trade payables, track related	71,161
Trade payables, other	(146,160)
Accrued expenses	2,163,113
Customer deposits	943,233
Deferred revenues	8,872

Net cash provided by operating activities	6,877,040

Investing activities
Purchases of property and equipment	(1,413,820)
Proceeds from sale of property and equipment	3,020
Intangibles	(2,661,678)
Increase in restricted cash	(887,276)

Net cash used in investing activities	(4,959,754)

Financing activities
Proceeds from exercise of stock options and warrants, net	2,239,331
Repayment of long term debt	(758,322)

Net cash provided by financing activities	1,481,009

Net increase in cash and cash equivalents	3,398,295

Cash and cash equivalents at the beginning of the period	13,287,492

Cash and cash equivalents at the end of the period	$16,685,787

*Disclosures necessary to conform to GAAP and SEC Regulation S-X have been omitted.

Youbet.com, Inc., 2/16/06	page 10
Reconciliation of Net Income to Adjusted EBITDA

	Quarter Ended December
	31,
	2005	2004

Net income	$1,476,504	$535,372

Depreciation and amortization	533,922	230,265

Other income	(223,684)	(116,903)

Decrease in deferred tax asset valuation allowance net of current period pre-tax income	(1,853,935)	—

Adjusted EBITDA (a)	$(67,193)	$648,734

	Year Ended December 31,
	2005	2004

Net Income	$5,691,253	$4,631,334

Depreciation and Amortization	1,590,615	2,286,408

Other income	(752,020)	(145,486)

Decrease in deferred tax asset valuation allowance net of current period pre-tax income	(1,853,935)	(3,250,000)

Adjusted EBITDA (a)	$4,675,913	$3,522,256

(a)	Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, as adjusted for any income tax benefit associated with the release of a portion of Youbet’s deferred tax asset) is considered a non-GAAP financial measure as defined by SEC Regulation G. We consider Adjusted EBITDA an important measure of our financial performance and of our ability to generate cash flows to measure operating performance, fund capital expenditures and fund other corporate investing and financing activities. Adjusted EBITDA eliminates the non-cash effect of tangible asset depreciation and intangible asset amortization. Adjusted EBITDA should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.
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